FIRST AMENDMENT TO INDUSTRIAL LEASE AGREEMENT

THIS FIRST AMENDMENT TO INDUSTRIAL LEASE AGREEMENT (the "Amendment") is made effective this 12th day of May, 2008, between US INDUSTRIAL REIT II, a Texas real estate investment trust (hereinafter referred to as "Landlord") and NU HORIZONS ELECTRONICS CORP., a Delaware corporation (hereinafter referred to as "Tenant").

W I T N E S S E T H:

WHEREAS, Industrial Developments International, Inc. ("Industrial") and Tenant entered into that certain Industrial Lease Agreement dated August 29, 2006 (the "Lease") pursuant to which Industrial agreed to lease to Tenant and Tenant agreed to lease from Industrial, certain Demised Premises containing 2,700 square feet of office space and 45,288 square feet of warehouse space for a total of 47,988 square feet and known as Suite 100 in the building located at the 1085 Stateline Road, Southaven, Mississippi 38671 (the "Building"); and

WHEREAS, Industrial assigned its interest in the Building to Landlord who is the current owner of the Building, and deemed the Landlord under the Original Lease; and

WHEREAS, the parties desire to expand the Demised Premises by an additional 4,000 square feet of office space and 44,600 square feet of warehouse space for a total of 48,600 square feet as identified on Exhibit A-1 attached hereto in the Building (the "Expansion Premises") and extend the term of the Lease; and

WHEREAS, any capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Expansion of Demised Premises. Effective on August 1, 2008, (the "Expansion Premises Effective Date"), the Expansion Premises shall consist of 48,600 square feet, the Original Premises shall consist of 47,988 square feet for a total of 96,588 square feet of space (the "Demised Premises") all of which are shown on Exhibit A-1. The Demised Premises shall be subject to all the terms and conditions of the Lease except as expressly modified herein.

November 30 GKP

2. Extension of Term. Landlord and Tenant agree that upon the execution of this Amendment, the Term is hereby extended to expire on ~~October 31~~, 2018 (the "Expiration Date"), unless sooner terminated in accordance with the terms of the Lease. The Base Rent and Additional Rent for the Expansion Premises shall be abated for the first four (4) months following the Expansion Premises Effective Date.

3. Base Rent. Effective on the Expansion Premises Effective Date, in addition to all other sums due under the Lease, the Base Rent for the Expansion Premises shall be as follows:

Period	Base Rent PSF	Annual Base Rent	Monthly Base Rent
8/1/08-11/30/08	$0.00	$0.00	$0.00
12/1/08-11/30/13	$4.26	$207,036.00	$17,253.00

GKP

12/1/13-11/30/18	$4.60	$223,560.00	$18,630.00

The Base Rent for the Expansion Premises shall be due and owing in the same manner as provided in the Lease for the payment of Base Rent. Tenant shall continue to pay Additional Rent as provided in Section 6 of the Lease and any and all other sums payable under the Lease through the Expiration Date.

Effective on August 1, 2008, in addition to all other sums due under the Lease, the Base Rent for the Original Premises shall be as follows:

Period	Base Rent PSF	Annual Base Rent	Monthly Base Rent
8/1/08-11/30/13	$4.26	$204,428.88	$17,035.74
12/1/13-11/30/18	$4.60	$220,744.80	$18,395.40

4. Tenant's Share. The following language shall be added to the end of Section 1.1(j) of the Lease: "Effective on the Expansion Premises Effective Date, 'Tenant's Operating Expense Percentage' shall mean 40.05%."

5. Moving Allowance. Tenant shall receive an amount up to Twenty Thousand and no/100 Dollars ($20,000.00) for the moving of Tenant's furniture and fixtures (the "Moving Allowance"). Landlord shall pay the cost of moving directly to Tenant within thirty (30) days of presentation of invoices reasonably acceptable to Landlord and will charge the cost against the Moving Allowance. All costs of moving in excess of the Moving Allowance shall be payable by Tenant. If Tenant does not use the entire Moving Allowance, Tenant shall receive a credit against Base Rent for any unused amounts.

6. Brokers. Tenant and Landlord each represent that it has not had any dealings with a real estate broker, finder or other person with respect to this Amendment in any manner, except IDI, broker for Landlord, and CBRE Memphis, broker for Tenant (the "Brokers"). The Landlord shall pay any commissions or fees that are payable to the Brokers with respect to this Amendment in accordance with the provisions of a separate commission agreement. Each party shall indemnify the other party against all costs or liabilities for commissions or compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

7. Acknowledgements of Tenant. Tenant hereby acknowledges and agree as follows (i) Tenant does not have, and hereby waives any options to renew or extend the Term beyond the expiration of the Expiration Date, except as provided in Section 8 herein, and (ii) Landlord does not have any obligation to complete or construct any improvements to the Demised Premises, except as expressly provided in Exhibit B-1 attached hereto, and (iii) Tenant is occupying the Demised Premises, and shall continue to occupy the Demised Premises in its "AS IS" "WHERE IS" condition, subject to the terms and conditions of the Lease, as amended herein.

8. Option to Extend Term. The Option to Extend Term found in Section 3 of the Special Stipulations of the Lease is hereby changed from one – five year option to two consecutive – three year options.

9. Right of First Refusal to Lease. The Right of First Refusal contained in Section 2 of the Special Stipulations to the Lease is hereby changed to apply to any space adjacent to the Expansion Premises as shown on Exhibit H attached hereto, but shall be subordinate to any other current Tenant's rights to such space.

10. Anti-Terrorism Laws. Tenant represents, warrants and covenants that (i) neither Tenant nor any of its owners or affiliates currently are, or shall be at any time during the term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the "Anti-Terrorism Laws"), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department's Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN's (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the "USA Patriot Act"); (ii) neither Tenant nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents is or shall be during the term hereof a "Prohibited Person" which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Tenant has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, it officers, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants. At any time and from time-to-time during the term, Tenant shall deliver to Landlord within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant's compliance with this Section 7.

11. Notices to Landlord. Effective of the date of this Amendment, all notices required to be given to Landlord shall be provided to the following addresses:

Landlord's Notice

USAA Real Estate Company
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attention: VP Real Estate Counsel
Attention: VP Portfolio Management

12. This Amendment shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Amendment may be executed in counterparts, all of which shall constitute a single agreement.

13. Except as modified by this Amendment, the Lease and all terms, conditions, covenants and agreements thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed. For the avoidance of doubt, Landlord reserves all of its rights and remedies under the Lease and no provision of the Lease shall be waived, except by an instrument in writing (referring specifically to the Lease) executed by the party against whom waiver is sought. In the event of conflict between this Amendment and the Lease, the terms of this Amendment shall apply.

SIGNATURES ON FOLLOWING PAGE

LANDLORD:

USAA INDUSTRIAL REIT II,
a Texas real estate investment trust

By: ______________________
Name: STANLEY R. ALTERMAN
Title: Executive Managing Director
5/20/08

TENANT:

NU HORIZONS ELECTRONICS CORP.,
a Delaware corporation

By: ______________________
Name: Stephen A. Mussmacher
Title: SVP Global Operations 5/19/2008